SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

March 23, 2012

(Date of Report)

PLANDAI BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51206	20-1389815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2226 Eastlake Avenue East #156, Seattle, WA 98102

(Address of principal executive offices)

Registrant's telephone number, including area code: (206) 380-7145

N/A

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01

OTHER EVENTS

Plandaí Biotechnology, Inc., is providing an update on the 100 million Rand (approx. $13 million USD) financing which was approved by the Land and Agriculture Bank of South Africa in December, 2011.

In February 2011, the Land and Agriculture Bank of South Africa notified the company that the debt equity for the Senteeko tea estate would not be implemented with Dunn Roman Holdings Africa (Pty) Limited but through the two subsidiary companies, Breakwood Trading 22 (Pty) Limited, (the farming company) and the botanical extraction company, Green Gold Biotechnologies (Pty) Limited.

With these required changes new agreements between the various stakeholders then became necessary including the decision by the Board of Dunn Roman Holdings Africa (Pty) Limited to ensure that the understandings with the Land and Agriculture Bank with the operating entities complied with  the country’s Black Economic Empowerment (BEE) initiative.  South Africa’s Black Empowerment Initiative was established in the post-Apartheid era to attempt to bridge the economic gap between the previously racially segregated populations.

Under the BEE initiative, companies receiving government-backed financing, such as that being received by the subsidiary companies of Dunn Roman Holdings Africa (Pty) Limited, (a subsidiary of Plandai Biotechnology Inc.) from the Land and Agriculture Bank of South Africa, should endeavor to have a minimum black ownership of 26%.

While the subsidiary farming company, Breakwood Trading 22 (Pty) Limited, is BEE compliant through the issuance of 26% equity in the company to the Shamile Communal Property Association , the botanical extraction company, Green Gold Biotechnologies (Pty) Limited was not.  On March 19th, 2012 the company finalized the necessary documents, which were duly submitted to the Land Bank for approval.  In the new agreements, Dunn Roman Holdings Africa (Pty) Limited gifted and transferred an additional 11% in Green Gold Biotechnologies (Pty) Limited, thereby  increasing the equity holding of the Shamile Communal Property Association to 16%, with the remaining 10% transferred in prior agreements to the Pamoja Consortium.

This agreement does not impact the equity structure of the South African holding entity, Dunn Roman Holdings Africa (Pty) Limited, which is 81% owned by Plandaí Biotechnology, Inc. and is exclusively licensed to market the botanical extracts worldwide.

Management is unaware of any additional unmet requirements relating to the loan and is waiting to execute the final loan documents and proceed to funding.

Exhibit Number	Description

N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2012	PLANDAI BIOTECHNOLOGY, INC. By: /s/ Roger Duffield Roger Duffield Chief Executive Officer